Exhibit 4.3

SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT made this 22nd day of March 2010, by and among Kayak Software Corporation, a Delaware corporation (the “Company”), those persons and entities listed under the heading “Investors” on Schedule I hereto (the “Investors”), (ii) those persons listed under the heading “Founders” on Schedule I hereto (the “Founders”), (iii) solely as a party to Sections 5 and 6 hereof in its capacity as a holder of Restricted Stock (as defined herein), Silicon Valley Bank and (iv) Institutional Venture Partners XII, L.P. (“IVP”).

WITNESSETH:

WHEREAS, certain of the Investors have heretofore purchased from the Company shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Stock”), shares of the Company’s Series A-1 Convertible Preferred Stock, par value $.001 per share (the “Series A-1 Stock”; the Series A Stock and the Series A-1 Stock collectively referred to herein as the “Series A Preferred Stock”), shares of the Company’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Stock”), shares of the Company’s Series B-1 Convertible Preferred Stock, par value $.001 per share (the “Series B-1 Stock”), shares of the Company’s Series C Convertible Preferred Stock, par value $.001 per share (the “Series C Stock”) and/or shares of the Company’s Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Stock”; the Series A Preferred Stock, the Series B Stock, the Series B-1 Stock, the Series C Stock and the Series D Stock are collectively referred to herein as the “Convertible Preferred Stock”);

WHEREAS, the Company, the Investors, the Founders and certain other parties hereto have heretofore entered into a Fifth Amended and Restated Investor Rights Agreement, dated as of 20th day of December 2007 (the “Prior Agreement”);

WHEREAS, the Founders and another stockholder have agreed to sell to IVP an aggregate of seven hundred sixty nine thousand two hundred thirty (769,230) shares of Common Stock (as hereafter defined) pursuant to a certain Common Stock Purchase Agreement dated as of the date hereof, by and among the Founders, IVP and the Company (the “CSPA”); and

WHEREAS, the requisite parties to the Prior Agreement have mutually agreed to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the requisite parties to the Prior Agreement hereby agree to amend and restate the Prior Agreement in its entirety as follows:

1.            Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accel Entities” means Accel London II, L.P. Accel London Investors 2006 L.P. and each of their respective Affiliates.

“Adjusted Basic Amount” means, with respect to an Offeree, its pro rata portion of Offered Securities determined by multiplying (i) the aggregate number of Offered Securities, less the number of Offered Securities that the Offerees have permitted Outside Investors to purchase pursuant to Section 12 by (ii) a fraction, the numerator of which is the aggregate number of Conversion Shares and IVP Shares then held by such Offeree and the denominator of which is the total number of Conversion Shares and IVP Shares then held by all Offerees.

“Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, with respect to an Investor, Affiliate shall also include any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, officer or director of such Investor and any fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Investor.

“Basic Amount” means, with respect to an Offeree, its pro rata portion of Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of Conversion Shares and IVP Shares then held by such Offeree and the denominator of which is the total number of Conversion Shares and IVP Shares then held by all Offerees.

“Board of Directors” shall mean the board of directors of the Company as constituted from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, $.001 par value, of the Company, as constituted as of the date of this Agreement.

“Computer Programs” shall mean (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or embodiment. “Computer Programs” shall include, without limitation, all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

“Conversion Shares” shall mean (i) all shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (ii) all shares of Common Stock issued or issuable, or issued or issuable upon conversion of the shares of Preferred Stock issued or issuable, upon exercise of any Lender Warrants, and (iii) all shares of Common Stock actually issued upon exercise of any Purchaser Warrants.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Excluded Shares” shall mean any shares of Common Stock that have been (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act.

“Founder Stock” shall mean any shares of Common Stock now owned or hereafter acquired by the Founders (other than (i) Conversion Shares and (ii) Excluded Shares).

“Indebtedness” shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Intellectual Property Rights” shall mean all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) Computer Programs, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

“IVP Shares” shall mean the shares of Common Stock purchased pursuant to the CSPA and held by IVP.

“Key Employee” or “Key Employees” shall mean and include the president, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary or in the development or conception of any Intellectual Property Rights of the Company or a Subsidiary as may be reasonably designated by the Board of Directors of the Company.

“Lender Warrants” means (i) the Warrants to purchase shares of Preferred Stock issued to each of Silicon Valley Bank and Gold Hill Venture Lending 03, L.P., each dated as of November 22, 2006, and (ii) the Warrant to purchase shares of Preferred Stock issued or issuable to Gold Hill Venture Lending 03, L.P. pursuant to the Loan Agreement.

“Liquidation Event” shall mean (x) merger or consolidation of the Company with or into another entity (except for a merger or consolidation in which the shares of the Company outstanding immediately prior to the closing of such merger or consolidation (1) represent or are converted into shares of the surviving entity that represent at least a majority of the total number of shares of the surviving entity that are outstanding or are reserved for issuance immediately after the closing of the merger or consolidation and (2) have the power to elect a majority of the surviving entity’s directors), (y) the sale or transfer by the Company of all or substantially all its assets, or (z) the acquisition in a single transaction or series of related transactions by any person or group of fifty percent (50%) or more of the Company’s shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock).

“Loan Agreement” shall mean, collectively, (i) that certain Senior Loan and Security Agreement entered into by and between the Company and Silicon Valley Bank and (ii) that certain Subordinated Loan and Security Agreement entered into by and among the Company, Silicon Valley Bank, and Gold Hill Venture Lending 03, L.P.

“Outside Investor” means any investor who is permitted to purchase Offered Securities pursuant to Section 12 who, immediately prior to its purchase of such Offered Securities, is neither a holder of Preferred Stock nor an Affiliate of a holder of Preferred Stock.

“Person or Persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Directors” means the Series A Directors, the Series C Director and the Series D Director.

“Preferred Stock” means, collectively, the Convertible Preferred Stock and any other series of Preferred Stock of the Company hereafter designated.

“Purchaser Warrants” means the Warrants to purchase shares of Common Stock issued or issuable pursuant to the terms of the Interactive Marketing Agreement between the Company and America Online, Inc. dated as of November 17, 2004.

“Qualified Public Offering” shall mean a firm commitment underwritten public offering of Common Stock in which the aggregate gross proceeds to the Company equal or exceed $25,000,000 and the price per share paid by the public for such shares equals or exceeds $31.09 per share (such price subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event occurring after March 22, 2010).

“Registration Expenses” shall mean the expenses so described in Section 8.

“Reserved Employee Shares” shall mean up to 10,000,000 shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock occurring after March 22, 2010) reserved by the Company from time to time for (i) the sale or issuance of shares of Common Stock to employees, consultants or non-employee directors of the Company or (ii) the issuance and/or exercise of options to purchase Common Stock granted to employees, consultants or non-employee directors of the Company, all pursuant to arrangements approved by the Board of Directors and the Series A Directors.

“Restricted Stock” shall mean (i) all Conversion Shares, (ii) all Founder Stock, (iii) solely for purposes of Sections 2, 3, 5, 7 through 11 and 15, the IVP Shares and (iv) any other shares of Common Stock now owned or hereafter acquired by a Stockholder from time to time, other than, in each case, Excluded Shares.

“Restricted Stock Agreements” shall mean, collectively, the Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Daniel Stephen Hafner and the Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and Paul English, each as amended on March 1, 2007.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 8.

“Series A Directors” shall have the meaning assigned to such term in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

“Series C Director” shall have the meaning assigned to such term in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

“Series D Director” shall have the meaning assigned to such term in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

“Stock Restriction and Co-Sale Agreement” shall mean that certain Fifth Amended and Restated Stock Restriction and Co-Sale Agreement, dated as of December 20, 2007, by and among the Company, the Stockholders and the holders of Common Stock parties thereto from time to time (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Stockholders” shall mean the Investors and the Founders; provided that solely for the purposes of Section 12 hereof, the term Stockholder shall also include IVP.

“Subsidiary” or “Subsidiaries” shall mean any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

2.            Restrictive Legend.  Each certificate representing Preferred Stock, Conversion Shares, Founder Stock or Restricted Stock shall, except as otherwise provided in this Section 2 or in Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE UNDER SUCH ACT AND STATE SECURITIES LAWS.”

A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company all the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

3.            Notice of Proposed Transfer.  Prior to any proposed transfer of any Preferred Stock, Conversion Shares, Founder Stock or Restricted Stock (other than under the circumstances described in Sections 4, 5 or 6), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for (i) a transfer to one or more stockholders, partners or members of the transferor (in the case of a transferor that is a corporation, partnership or a limited liability company, respectively), (ii) a transfer to an affiliated corporation (in the case of a transferor that is a corporation) or (iii) a transfer to any Affiliate of any holder; provided, further, however, that any transferee other than a transferee receiving such shares for no consideration shall execute and deliver to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without any view to distribution thereof. Each certificate for Preferred Stock, Conversion Shares, Founder Stock or Restricted Stock transferred as above provided shall bear the legend in substantially the form set forth in Section 2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 3 shall not apply to securities that are not required to bear the legend prescribed by Section 2 in accordance with the provisions of that Section.

Each certificate representing shares of Preferred Stock, Conversion Shares, Founder Stock and Restricted Stock shall be imprinted with a legend substantially in the following form:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF THE SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, DATED AS OF MARCH 22, 2010, BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

4.            Required Registration.  (a) At any time after the earlier of the third anniversary of December 20, 2007 or six months after the consummation of the Company’s initial public offering of Common Stock, Stockholders holding at least fifty eight percent (58%) of all Conversion Shares or Founders holding a majority of the Founder Stock may request the Company to register under the Securities Act the public resale of all or any portion of the shares of Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice; provided that the Restricted Stock requested by all holders to be registered pursuant to such request must have an anticipated aggregate public offering price of not less than $5,000,000. For purposes of this Section 4 and Sections 5, 6, 15(a) and 15(g), the term “Restricted Stock” shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Stock upon conversion of all shares of Preferred Stock; provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock; provided, further, however, that, in any underwritten public offering contemplated by this Section 4 or Sections 5 and 6, the holders of Preferred Stock shall be entitled to sell such Preferred Stock to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise and conversion, as applicable, thereof. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4 (i) within 180 days after the effective date of a registration statement filed by the Company with respect to the initial public offering of the

Company’s stock or (ii) within 90 days after the effective date of a registration statement filed by the Company with respect to any other underwritten offering of the Company’s stock with respect to which the Stockholders were entitled to join pursuant to Sections 4, 5 or 6.

(b) Following receipt of any notice under this Section 4, the Company shall promptly notify all holders of Restricted Stock from whom notice has not been received and such holders shall then be entitled within 30 days thereafter to request the Company to include in the requested registration all or any portion of their shares of Restricted Stock. The Company shall use its best efforts to register under the Securities Act, for public re-sale in accordance with the method of disposition described in paragraph (a) above, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after the giving of such notice by the Company). The Company shall be obligated to register Restricted Stock pursuant to this Section 4 on four occasions in the aggregate and the Founders, on the one hand, and the Stockholders, on the other hand, shall each be entitled to request and cause registration of Restricted Stock under this Section 4 on two occasions; provided, however, that (i) any registration on Form S-3 or any equivalent successor form shall not be counted toward the four registration limit under this Section 4 and (ii) such obligation shall be deemed satisfied only when a registration statement covering at least a majority of the Restricted Stock specified in notices received as aforesaid for sale in accordance with the method of disposition specified by the requesting holders shall have become effective or if such registration statement has been withdrawn prior to the consummation of the offering at the request of the requesting holders of Restricted Stock (other than as a result of a material adverse change in the business or condition, financial or otherwise, of the Company) and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto (not including shares eligible for sale pursuant to the underwriters’ over-allotment option).

(c) The Company shall be entitled to include in any registration statement referred to in this Section 4 shares of Common Stock to be sold by the Company for its own account and shares of Common Stock held by other stockholders that have piggy-back registration rights, except as and to the extent that, in the opinion of the managing underwriter, such inclusion would adversely affect the marketing of the Restricted Stock to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders requesting sale pursuant to an underwritten offering pursuant to this Section 4 until the completion of the period of distribution of the registration contemplated thereby.

(d) If in the opinion of the managing underwriter the inclusion of all of the Restricted Stock requested to be registered under this Section would adversely affect the marketing of such shares, shares to be sold by the holders of Restricted Stock, if any, shall be excluded only after any shares to be sold by the Company and any other holder of the Company’s securities (other than the Stockholders) have been excluded, in such manner that the shares to be sold shall be allocated among the selling holders pro rata based on their ownership of Restricted Stock.

5.            Incidental Registration.  If the Company at any time (other than pursuant to Section 4 or Section 6) proposes to register any of its shares of Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public), each such time it will give written notice to all holders of outstanding Restricted Stock of its intention so to do. Upon the written request of any such holder, received by the Company within 20 days after the giving of any such notice by the Company, to register any Restricted Stock, the Company will use its reasonable best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition of such Restricted Stock so registered. In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Restricted Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Restricted Stock owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that (i) the number of shares of Restricted Stock shall not be reduced if any other shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Restricted Stock and (ii) in no event may less than thirty-three percent (33%) of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Restricted Stock, except for a registration relating to the Company’s initial public offering, in which case no less than ten percent (10%) of the total number of shares of Common Stock to be included in such underwriting shall be made available for shares of Restricted Stock.

6.            Registration on Form S-3.  If at any time a holder or holders of Restricted Stock request that the Company file a registration statement on Form S-3 or any successor thereto for the public re-sale of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public re-sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice. Whenever the Company is required by this Section 6 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 4 (including but not limited to (i) the requirement that the Company notify all holders of Restricted Stock from whom notice has not been received and provide them with the opportunity to participate in the offering and (ii) an underwriter cutback) shall apply to such registration, provided, however, that the requirements contained in the first sentence of Section 4(a) shall not apply to any registration on Form S-3 which may be requested and obtained under this Section 6. Notwithstanding anything to the contrary in this Section 6, the Company shall not be required to effect more than two registrations pursuant to this Section 6 in any 12 month period and in no event more than six in the aggregate.

7.            Registration Procedures.  If and whenever the Company is required by the provisions of Sections 4, 5 or 6 to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:

(a)        prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b)        prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c)        furnish to each seller of Restricted Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale of the Restricted Stock covered by such registration statement;

(d)        use its reasonable best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)        use its reasonable best efforts to list the Restricted Stock covered by such registration statement with any securities exchange or market on which the Common Stock of the Company is then listed;

(f)        provide a transfer agent and registrar for all such Restricted Stock, not later than the effective date of such registration statement;

(g)        promptly notify each seller of Restricted Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Restricted Stock, use its reasonable best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (C) to such other effects as reasonably may be requested by the underwriters and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Restricted Stock, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) advise each selling holder of Restricted Stock, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(k) cooperate with the selling holders of Restricted Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Restricted Stock to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriters may request at least two business days prior to any sale of Restricted Stock; and

(l) permit any holder of Restricted Stock which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, subject to review by the Company and its counsel after consultation with such holder.

For purposes of Section 7(a) and 7(b) and of Section 4(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 120 days after the effective date thereof. In connection with any underwritten offering, the Company shall have the right to select the managing underwriters subject to the approval of the holders of a majority of the Restricted Stock, which shall not be unreasonably withheld or delayed.

As a condition precedent to the Company’s obligation to include the Restricted Stock of a holder in a registration statement pursuant to Section 4, 5 or 6, such holder of Restricted Stock must furnish to the Company in writing such information with respect to itself, the Company securities beneficially owned by it and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

As a condition precedent to the Company’s obligation to include the Restricted Stock of a holder in a registration statement pursuant to Section 4, 5 or 6, (i) the Company and each seller of Restricted Stock agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions, including with respect to indemnification, as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature and (ii) each seller of Restricted Stock agrees to enter into other customary related documents including, without limitation, powers of attorney and custody agreements.

8.            Expenses.    All expenses incurred by the Company in complying with Sections 4, 5 and 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance, and fees and disbursements of one counsel for the Investors and one counsel for the Founders, but excluding any Selling Expenses, are called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Restricted Stock are called “Selling Expenses”.

The Company will pay all Registration Expenses in connection with each registration statement under Sections 4, 5 or 6. All Selling Expenses in connection with each registration statement under Sections 4, 5 or 6 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

9.            Indemnification and Contribution.

(a)    Indemnification by the Company.  In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, and any officers, director, employee or agent of any of the foregoing, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter, controlling person, officer, director, employee or agent may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such seller, each such underwriter, each such controlling person and each such officer, director, employee or agent for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter, any such controlling person or any such officer, director, employee or agent in writing specifically for use in such registration statement, preliminary prospectus, or final prospectus or any amendment or supplement thereof.

(b)        Indemnification by the Stockholders.  In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Sections 4, 5 or 6, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act pursuant to Sections 4, 5 or 6, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that (i) such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus and (ii) the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such registration statement.

(c)      Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and the sellers of Restricted Stock are subject to the condition that, insofar as they relate to misstatements or omissions in a prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended or supplemented prospectus filed with the Commission pursuant to Rule 424(b), such indemnity agreement shall not inure to the benefit of any person if a copy of the amended or supplemented prospectus was furnished to the indemnified party and such indemnified party failed to deliver a copy of the final or amended or supplemented prospectus at or prior to the sale of the shares registered in such offering to the Person asserting the loss, liability, claim or damage in any case where such delivery was required by the Securities Act.

(d)      Procedures.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one law firm per jurisdiction as counsel for the indemnified party. The indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party.

(e)        Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling person, officer, director, employee or agent of such holder, makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person, officer, director, employee or agent in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, (A) no such holder will be required to contribute any amount in excess of the net proceeds received by such holder from the sale of Restricted Stock covered by such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

10.            Changes in Common Stock or Preferred Stock.  If, at any time after March     , 2010, there is any change in the Common Stock or the Preferred Stock by way of a stock, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Stock as so changed.

11.             Rule 144 Reporting.   After the earliest of (i) the closing of the sale of securities of the Company pursuant to a registration statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

(b) use commercially reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Restricted Stock upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), and (ii) such reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

12.            Right of First Refusal

(a) Right of First Refusal.  The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, Preferred Stock, (iii) any debt security of the Company (other than debt with no equity feature), including, without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, except in compliance with the terms of this Section 12 (a “Company Issuance”).

So long as there is Preferred Stock outstanding, if at any time the Company wishes to make a Company Issuance, the Company shall deliver to each Stockholder (each an “Offeree” and collectively, the “Offerees”) an offer notice which shall: (i) state the Company’s intention to make a Company Issuance pursuant to an offer from a proposed purchaser of the securities to be issued in such Company Issuance (the “Proposed Buyer”), which, after reasonable inquiry, the Company in good faith believes to be a bona fide offer; (ii) state the number of shares and type of securities proposed to be issued, sold or exchanged to such Proposed Buyer; (iii) state the name and address of the Proposed Buyer; (iv) state the bona fide price or other consideration per share for which the Company proposes to issue, sell or exchange the securities and any other material terms upon which they are to be issued, sold or exchanged; (v) if the Company, irrespective of this Section 12, desires to sell any securities to an Outside Investor, state the number of such securities and request the Offerees’ approval to sell such number of securities to such Outside Investor; and (vi) state that the Offeree is entitled to purchase either (A) its Basic Amount if no Outside Investors is permitted to participate in the offering or (B) its Adjusted Basic Amount if Outside Investors are entitled to participate in the offering (the “Offer”), which Offer by its terms shall remain open and irrevocable for a period of 15 days from the date of delivery of the Offer to a Stockholder. The type and number of securities to be sold to a Proposed Buyer pursuant to an Offer are sometimes referred to herein as the “Offered Securities”. Each Offeree shall have the right to purchase up to its Basic Amount of the Offered Securities at a price and on such other terms as shall have been specified in the Offer; provided, however, that if the Stockholders holding at least fifty eight percent (58%) of the votes attributable to the outstanding shares of Preferred Stock (voting as a single class on an as-converted to Common Stock basis) (the “Requisite Investors”) consent in writing to the participation of Outside Investors in the issuance, the number of Offered Securities that each Offeree shall be permitted to purchase shall be reduced from its Basic Amount to its Adjusted Basic Amount and the Company shall promptly notify each Offeree of such reduction. In addition, each Offeree shall be entitled to purchase such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts or Adjusted Basic Amounts, as the case may be (the “Undersubscription Amount”).

(b)        Notice of Acceptance.  Notice of each Offeree’s intention to accept, in whole or in part, any Offer made pursuant to Section 12(a) shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 15-day period of such Offer, setting forth such of the Offeree’s Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the “Notice of Acceptance”); provided, however, that (i) any Offeree may, in its Notice of Acceptance, state that it is willing to purchase the lesser of its Basic Amount or Adjusted Basic Amount and (ii) the acceptance of any Offer by an Offeree, in whole or in part, may be conditioned upon the approval of the offering by the Board of Directors and requisite stockholders. If the Basic Amounts or Adjusted Basic Amount, as the case may be, subscribed for by all Offerees are less than the aggregate Basic Amounts or Adjusted Basic Amounts of all Offerees, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall also be entitled to purchase all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the available Undersubscription Amount (the “Available Undersubscription Amount”), each Offeree who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

(c)        Conditions to Acceptances and Purchase.

(i) Permitted Sales of Refused Securities.  In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the 15-day period set forth in Section 12(a) to close the sale of all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the “Refused Securities”) to the Proposed Buyer specified in the Offer, but only for cash and otherwise upon material terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such Proposed Buyer or less favorable to the Company than those set forth in the Offer.

(ii) Reduction in Amount of Offered Securities.  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 12(c)(i) above), then each Offeree may, at its sole option and in its sole discretion, reduce the number of, or other units of, the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 12(b)

multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities stated in the Offer (the “Original Offered Number”). In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 12(a).

(iii)        Closing.  Upon the closing, which shall include full payment to the Company, of the sale to such Proposed Buyer of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 12(c)(ii) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and their respective counsel. The foregoing notwithstanding, before the making or expiration of the Offer, the Company may sell all or any part of the number of Offered Securities specified in the Offer in one or more closings if at the time of each such closing the Company shall agree in writing to sell at a subsequent closing or closings to the Stockholders an additional number of Offered Securities equal to the number which they would be entitled to purchase under this Sections 12 and elect to purchase under such Sections. The Company’s obligations under this Section 12 shall be deemed fully satisfied with respect to a sale of Offered Securities occurring at multiple closings if after all such closings have been completed with respect to any Offered Securities, each Stockholder from whom the Company received a notice of acceptance of the Offer shall have had a full 15-day notice period and an opportunity at a closing to purchase on the terms set forth in the Offer the number of Offered Securities equal to the number which they are entitled to purchase under this Sections 12.

(d)        Further Sale.  In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with Section 12(c) may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 12(a), 12(b) and 12(c).

(e)        Termination of Right of First Refusal.  The rights of the Offerees under this Section 12 shall terminate immediately prior to, but subject to, the consummation of a Qualified Public Offering. The rights of the Stockholders pursuant to this Section 12 may be waived or amended as to all Stockholders on a pro rata basis by the affirmative vote or written consent of the Requisite Investors, including, for so long as the Founder Group holds shares of capital stock of the Company representing at least fourteen percent (14%) of the outstanding capital stock of the Company (calculated on an as-converted to Common Stock basis and including, for this purpose, shares of Common Stock issuable upon the exercise of outstanding options, warrants and convertible securities), the affirmative vote or written consent of at least one Founder. Any such waiver or amendment shall be binding on all Stockholders, even if any of such Stockholders do not execute such waiver and irrespective of whether one or more Stockholders participates in the purchase of the Offered Securities; provided, however, that in the event that any waiver or amendment made in connection with a Company Issuance results in a reduced number of Offered Securities being made available for purchase by such Accel Entity hereunder and in connection with such Company Issuance the number of Offered Securities actually made available to the other Stockholders is not proportionately reduced (calculated on the basis of the number of Conversion Shares then held by the Stockholders), then such waiver or amendment shall not be binding on such Accel Entity unless executed by such Accel Entity. “Founder Group” shall mean Daniel Stephen Hafner, Paul English, any spouse, former spouse, ancestor or descendent of Daniel Stephen Hafner or Paul English, or any trust established for the benefit of any of the foregoing.

(f)        Exception.  The rights of the Stockholders under this Section 12 shall not apply to: (i) shares of Common Stock issuable upon conversion of the Preferred Stock; (ii) the issuance of the Purchaser Warrants or shares of Common Stock issuable upon exercise of the Purchaser Warrants; (iii) Reserved Employee Shares; (iv) shares of Common Stock issued as a dividend on the Preferred Stock; (v) shares of Common Stock issued pursuant to a Qualified Public Offering; (vi) equity securities (and/or options or warrants therefor) issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other Company (or division thereof) or entity (or division thereof) or fifty percent (50%) or more of the voting power of such other Company or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors); (vii) equity securities (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, or issuable to parties licensing technology or patents to the Company, parties licensing technology from the Company in connection with the development or commercialization of the Company’s products or collaborative partners; provided that each such transaction described in this clause (vii) is approved by the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors); (viii) shares of Common Stock or other securities issued upon the conversion or exchange of (a) any securities described in clauses (vi) and (vii) or (b) any other securities that were previously issued by the Company after complying with this Section 12; and (x) shares of Common Stock issued by reason of a stock split or divided on the Common Stock.

13.            Covenants of the Company.

(a)        Affirmative Covenants of the Company Other Than Reporting Requirements.    Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 13(a) are waived in any instance by the Requisite Investors, the Company covenants and agrees that, until the consummation of a Qualified Public Offering, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

(i)        Maintenance of Insurance.  Maintain from reputable insurance companies and associations (x) a key person life insurance policy on the life of each Founder in the amount of $2,000,000, which proceeds will be payable to the order of the Company; and (y) officer and director liability policies in amounts and coverage reasonably acceptable to the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors). The Company will maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates. The Company will not cause or permit any assignment of the proceeds of any such insurance policies and will not borrow against such policies. The Company will add the Investors as notice parties to such policies and will request that the issuer(s) of such policies provide such designee with at least ten (10) days’ notice before any such policy is terminated (for failure to pay premiums or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

(ii)      Inspection.  Permit, upon reasonable request and notice, each Stockholder who holds at least 1,000,000 shares of Preferred Stock (as adjusted from time to time to reflect any stock split, stock dividend, reverse stock split or similar event affecting the Preferred Stock) (the “Qualified Stockholders”) or any agents or representatives thereof, to examine and make copies of and extracts from the books of account of, and visit and inspect the properties of, the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, all at reasonable times during normal business hours. Each Qualified Stockholder agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Qualified Stockholder may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is or becomes known to the Qualified Stockholder from a source other than the Company that is not known by the Qualified Stockholder to be prohibited from disclosing such information, or is or becomes publicly known, or unless the Company gives its written consent to such Qualified Stockholder to release such information, except that no such written consent shall be required (and the Qualified Stockholder shall be free to release such information to such recipient) if such information is to be provided to the Qualified Stockholder’s counsel or accountant, or to an officer, director or partner of such Qualified Stockholder, provided that the Qualified Stockholder shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential. Notwithstanding the foregoing, nothing in this Section 13(a)(ii) shall in any way limit the confidentiality obligations of officers or employees of the Company pursuant to the terms of any employment, non-disclosure or similar agreement with the Company.

(iii)    Budgets Approval.  Not later than 30 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors) of, a business plan and monthly operating budgets in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers’ compensation). The Company shall review the budget and business plan periodically, and resubmit all changes therein and all material deviations therefrom to the Board of Directors. The Company shall not enter into any activity not in the ordinary course of business and not envisioned by the budget and business plan, unless approved by the affirmative vote of a majority of the members of the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors).

(iv)      Financings.  Inform the Board of Directors of any negotiations, offers or contracts relating to possible financings of any nature for the Company, whether initiated by the Company or any other Person, except for arrangements with trade creditors.

(v)      By-laws.  At all times, cause the bylaws of the Company to provide that, unless otherwise required by the laws of the State of Delaware, any Series A Director and the Series C Director shall have the right to call a meeting of the Board of Directors or stockholders in accordance with the notice provision thereof. The Company shall at all times maintain provisions in the bylaws or certificate of incorporation of the Company indemnifying all directors against liability to the maximum extent permitted under the laws of State of Delaware. The Company shall at all times maintain provisions in the bylaws or certificate of incorporation of the Company permitting one of the Series A Directors to serve on all committees of the Company’s Board of Directors, including, without limitation, any compensation committee or audit committee.

(vi)      Invention, Non-Disclosure and Non-Competition Agreement.  The Company will obtain a duly executed Non-Competition, Non-Disclosure and Developments Agreement from each Key Employee that is an executive officer of the Company or any Subsidiary of the Company. The Company will obtain a duly executed Non-Disclosure and Developments Agreement in substantially the form attached hereto as Exhibit A from each employee of the Company (other than Key Employees who are executive officers of the Company or any Subsidiary of the Company). The Company shall not amend, modify or waive any provisions contained in such agreements without the consent of the Board of Directors.

(vii)    Meetings of Directors.  Unless otherwise consented to by the Board of Directors, hold meetings of the Company’s Board of Directors not less than six (6) times in a year on a bi-monthly basis.

(viii)    Expenses of Directors and Observers.  Promptly reimburse in full, each director of the Company who is not an employee of the Company and each Stockholder board observer for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof or any travel related to non-Board functions (so long as the expenses of such non-Board functions are approved in advance by the Chief Executive Officer).

(ix)    Compensation Committee.  Except as otherwise agreed to by a majority of the Preferred Directors, establish and maintain a compensation committee of the

Board of Directors, comprised of three (3) independent members of the Board of Directors, at least two (2) of whom shall be the Series A Directors.

(x)        Equity Incentive Plans.  Establish and maintain an equity incentive plan in form and substance reasonably satisfactory to and approved by the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors). Unless otherwise approved by unanimous consent of the Board of Directors, such plan, as well as each stock option agreement, stock purchase agreement, stock restriction agreement involving employees, directors or consultants of the Company adopted by the Company from time to time shall provide that each option granted or restricted stock purchased thereunder shall vest (A) with respect to twenty-five percent (25%) of the shares subject to such grant or purchase, one (1) year after the date of such grant or purchase and (B) with respect to the remaining shares subject to such grant or purchase, on a monthly basis over a period of three years thereafter (other than shares issued pursuant to the Restricted Stock Agreements). The Company shall exercise all rights to repurchase shares of Common Stock from employees, officers, directors or consultants at the original purchase price thereof pursuant to stock restriction agreements or other agreements (including, without limitation, the Restricted Stock Agreements), unless otherwise waived by the Board of Directors (which waiver shall include the affirmative vote or consent of a majority of the Preferred Directors).

(xi)    Maintenance of Research and Development Facility.  The Company will maintain a research and development facility in the Waltham, Massachusetts area, unless otherwise directed by the Board of Directors.

(b)      Negative Covenants of the Company.  Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 13(b) are waived in any instance by the Requisite Investors, the Company covenants and agrees that, until the consummation of a Qualified Public Offering, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

(i)      Transfers of Technology.  Unless approved by the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors) or unless contemplated by the Loan Agreement, transfer any ownership or interest in, or material rights relating to, any of its Intellectual Property Rights to any Person or entity which is not a member of the consolidated group of the Company and its wholly-owned Subsidiaries; provided, however, that this Section shall not apply to transfers of Intellectual Property Rights accomplished in the ordinary course of business.

(ii)      Assumptions or Guaranties of Indebtedness of Other Persons.  Unless approved by the Board of Directors or unless contemplated by the Loan Agreement, assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranties of the permitted obligations of any wholly-owned Subsidiary.

(iii)        Change in Nature of Business.  Make or permit any Subsidiary to make, any material change in the nature of its business as contemplated in written materials delivered to the Stockholders prior to the date hereof.

(iv)        Ownership of Subsidiaries.  Unless approved by the Board of Directors, purchase or hold beneficially any stock, other securities or evidences of Indebtedness in, or make any investment in any other Person unless it is wholly-owned, directly or indirectly, by the Company.

(v)        Equity Incentives and Founders’ Shares.    Adopt or approve any incentive agreements, stock purchase or stock option plans, advisory board incentive plans, stock bonuses or awards or other equity incentive plans, or issue any capital stock, options or warrants pursuant to such plans or otherwise to employees, directors, consultants or advisers, other than the Reserved Employee Shares. Grant to any of its employees options or other rights to purchase Reserved Employee Shares unless authorized by vote of the Company’s Board of Directors (or its compensation committee). The Company shall not amend, modify or waive any provisions contained in any stock option plan, stock purchase agreement, stock restriction agreement (including, without limitation, the Restricted Stock Agreements) or stock option agreement involving employees, directors or consultants of the Company, without the consent of the Board of Directors (or the compensation committee thereof). The Company shall not purchase shares of Preferred Stock from the Founders pursuant to the Restricted Stock Agreements without the approval of the Board of Directors (which approval shall include the affirmative vote or consent of a majority of the Preferred Directors).

(vi)        Dealings with Affiliates and Others.    Other than as contemplated by this Agreement and transactions in the ordinary course of business involving less than $25,000, enter into, after the date of this Agreement, any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer, director or Affiliate of the Company or any Subsidiary or any member of their respective immediate families or any corporation or other entity directly or indirectly affiliated with one or more of such officers, directors or members of their immediate families unless such transaction is approved in advance by a majority of the disinterested members of the Board of Directors.

(vii)        Indebtedness.  Except for Indebtedness incurred under the Loan Agreement, incur indebtedness for borrowed money in an aggregate amount, at any one time outstanding, exceeding $1,250,000.

(c)        Reporting Requirements.  Until the consummation of a Qualified Public Offering, the Company will furnish the following to the Qualified Stockholders:

(i)        Monthly Reports:  as soon as available and in any event within 30 days after the end of each calendar month, unaudited financial statements of the Company and its Subsidiaries as of the end of such month and statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to monthly budgets, a cash flow analysis for such month, a schedule showing each expenditure of a capital nature during such month, and a summary discussion of the Company’s principal functional areas, all in reasonable detail;

(ii)        Quarterly Reports:  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited financial statements of the Company and its Subsidiaries as of the end of such quarter and statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to quarterly budgets and a summary discussion of the Company’s principal functional areas, all in reasonable detail and duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments);

(iii)        Annual Reports:  as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and by such independent public accountants of recognized national standing approved by a majority of the Board of Directors;

(iv)        Budgets:  as soon as available after approval by the Board of Directors and in any event within 30 days before the start of a fiscal year, a business plan and monthly operating budgets for the forthcoming fiscal year;

(v)        Written Reports:  promptly upon receipt or publication thereof, any written reports submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants or by consultants or other experts in connection with such consultant’s or other expert’s review of the Company’s operations or industry, and written reports prepared by the Company to comply with other investment or loan agreements;

(vi)        Notice of Proceedings:    promptly after the commencement thereof, notice of all actions, suits, litigations and proceedings pending or, to the knowledge of the

Company, threatened against the Company affecting any of its respective properties or assets, or actions, suits, litigations or proceedings known to the Company against any officer, director, Key Employee or holder of more than 5% of the capital stock of the Company relating to such person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company including, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s officers or employees in their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employees, or any event or condition on the basis of which such litigation, proceeding or investigation might properly be instituted before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary;

(vii)        Stockholders’ and SEC Reports:   promptly upon sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or file with the Commission; and

(viii)        Other Information:   such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such Qualified Stockholder may from time to time reasonably request.

The holders of Restricted Stock hereby covenant and agree that all of the information disclosed to such holders pursuant to the provisions of this Section 13(c) shall be treated in accordance with Section 13(a)(ii) of this Agreement.

14.            Representations and Warranties of the Company.   The Company represents and warrants to you as follows:

(a)        The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or by-laws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b)        This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

15.            Miscellaneous.

(a)        All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation permitted transferees of any Preferred Stock, Conversion Shares, Founder Stock or Restricted Stock), whether so expressed or not.

(b)        Any notices or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by certified U.S. Mail, with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service or (d) sent by facsimile transmission with a confirmation copy sent by overnight courier, with confirmation of receipt requested in each case, to the parties at the addresses and/or telecopy numbers as set forth below or at such other addresses and/or telecopy number as may be furnished in writing by any party pursuant to this Section 15(b) (except that notices of changes of address or telecopy number shall only be effective upon receipt):

if to the Company or any other party hereto, at the address of such party set forth in Schedule I hereto or set forth next to such party’s signature, with a copy sent to such party’s legal counsel designated on such Schedule or next to such signature, if applicable; and

if to any subsequent holder of Preferred Stock, Conversion Shares, Founder Stock or Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder.

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified mail, (y) two (2) days after date of delivery to the overnight courier if sent by overnight courier (as evidenced by a written receipt from the courier) or (z) the next succeeding business day after transmission by facsimile.

(c)      This Agreement shall be construed and enforced in accordance with and governed by the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(d)      In addition to any other consent that may be required hereunder, this Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of (i) the Company and (ii) the Requisite Investors; provided, however, that (w) no amendment, modification or waiver may treat one Stockholder more adversely than any other Stockholder without the consent of such Stockholder, (x) for so long as IVP does not own any Preferred Stock, no amendment, modification or waiver of any rights of IVP hereunder may treat IVP more adversely than any other Stockholder without the consent of IVP, (y) no provision herein that requires the consent of greater than fifty eight percent (58%) of the Conversion Shares in order to amend, modify or waive such provision shall be amended, modified or waived without the written consent of holders of such greater percentage of

Conversion Shares and (z) no provision herein that requires the consent of at least fifty eight percent (58%) of the Conversion Shares (including the affirmative vote or written consent of at least one Founder) in order to amend, modify or waive such provision shall be amended, modified or waived without the written consent of holders of at least fifty eight percent (58%) of the Conversion Shares (including the affirmative vote or written consent of at least one Founder).

(e)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)        All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

(g)        If requested in writing by the underwriters for the initial underwritten public offering of securities of the Company, IVP and each Stockholder who is a party to this Agreement hereby agrees, and shall enter into an agreement with such underwriters, whereby it agrees, not to sell, disposes of, loan, pledge or grant any rights with respect to any shares of Restricted Stock or any other shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than shares of Restricted Stock or other shares of Common Stock being registered in such offering), without the consent of such underwriters, for a period not to exceed 180 days following the effective date of the registration statement relating to such offering; provided, however, that (i) all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a fully diluted basis and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section 15(g) and (ii) any such lock-up agreement shall provide that if the managing underwriter releases any shares from the lock-up with respect to such offering prior to the scheduled expiration date, the managing underwriter shall contemporaneously release a pro rata portion of the Stockholders’ Restricted Stock from such lock-up. Notwithstanding the foregoing, the holders of at least fifty eight percent (58%) of the Conversion Shares may waive, on behalf of all holders of Restricted Stock, the provisos set forth in clauses (i) and (ii).

(h)      Notwithstanding the provisions of Section 7(a), for a period not to exceed 90 days, the Company shall not be obligated to prepare and file a registration statement pursuant to Section 7(a) at any time when the Company, in its good faith judgment after consultation with counsel, reasonably believes and delivers a certificate signed by the President or Chief Executive Officer stating that the filing thereof at the time requested, or the offering of Restricted Stock pursuant thereto, would materially and adversely affect (i) the Company’s ability to consummate a pending transaction that is material to the business of the Company and its Subsidiaries taken as a whole or (ii) (A) a pending or scheduled public offering of the Company’s securities, (B) an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction by or of the Company, (C) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the transactions described in clause (B) of this sentence, or (D) the financial condition of the Company in view of the disclosure of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby; and the failure to disclose any material information with respect to the foregoing clauses (A) through (D) would cause a violation of the Securities Act or the Exchange Act; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(i)        The Company shall not grant to any third party any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.

(j)        If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(k)        Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock or Restricted Stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock occurring after March 22, 2010, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amended and Restated Investor Rights Agreement to be executed as an instrument under seal as of the date first above written.

**********

COMPANY:

KAYAK SOFTWARE CORPORATION
BY:	/s/ Steve Hafner
Name: Steve Hafner
Title: CEO

Signature Page to the Investor Rights Agreement

FOUNDERS:

/s/ Daniel Stephen Hafner
Daniel Stephen Hafner

/s/ Paul English
Paul English

/s/ Jean English
Jean English

/s/ Paul M. English
Paul M. English 2009 Charitable Remainder Unitrust I

/s/ Paul M. English
Paul M. English 2009 Charitable Remainder Unitrust II

Signature Page to the Investor Rights Agreement

INVESTORS:
GENERAL CATALYST GROUP II, L.P.		GENERAL CATALYST GROUP III, L.P.

By:	General CATALYST Partners II, L.P	BY: General Catalyst Partners III, L.P.
Its General Partner		Its General Partner

BY: General Catalyst GP II, LLC		BY: General Catalyst GP III, LLC
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald		Name: William J. Fitzgerald
Title: Member and Chief Financial Officer		Title: Member and Chief Financial Officer

GC ENTREPRENEURS FUND II, L.P.		GC ENTREPRENEURS FUND III, L.P.

By: General Catalyst Partners II, L.P.		By: General Catalyst Partners III, L.P.
Its General Partner		Its General Partner

By: General Catalyst GP II, LLC		By: General Catalyst GP III, LLC.
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald		Name: William J. Fitzgerald
Title: Member and Chief Financial Officer		Title: Member and Chief Financial Officer

GENERAL CATALYST GROUP V, L.P.		GC ENTREPRENEURS FUND V, L.P.

By: General Catalyst Partners V, L.P.		By: General Catalyst Partners V, L.P.
Its General Partner		Its General Partner

By: General Catalyst GP V, LLC		By: General Catalyst GP V, LLC
Its General Partner		Its General Partner

By:	/s/ William J. Fitzgerald	By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald		Name: William J. Fitzgerald
Title: Member and Chief Financial Officer		Title: Member and Chief Financial Officer

Signature Page to the Investor Rights Agreement

GENERAL CATALYST GROUP V
SUPPLEMENTAL, L.P.

By: General Catalyst Partners V, L.P.
Its General Partner

By: General Catalyst GP V, LLC
Its General Partner

By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald
Title: Member and Chief Financial Officer

Signature Page to the Investor Rights Agreement

SEQUOIA CAPITAL XI
SEQUOIA TECHNOLOGY PARTNERS XI
SEQUOIA CAPITAL XI PRINCIPALS
FUND

By: SC XI Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Michael Moritz
Name: Michael Moritz
Title: Managing Member

SEQUOIA CAPITAL GROWTH FUND III
SEQUOIA CAPITAL GROWTH PARTNERS III
SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By: SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Michael Moritz
Name: Michael Moritz
Title: Managing Member

Signature Page to the Investor Rights Agreement

/s/ Greg Slyngstad
Greg Slyngstad

Signature Page to the Investor Rights Agreement

/s/ Daniel Stephen Hafner
Daniel Stephen Hafner

Signature Page to the Investor Rights Agreement

/s/ Paul English
Paul English

/s/ Jean English
Jean English

Signature Page to the Investor Rights Agreement

ACCEL LONDON II L.P.

By: Accel London II Associates L.P.
Its: General Partner

By: Accel London II Associates L.L.C.
Its: General Partner

By:	(illegible)
Name:
Title: Attorney in Fact

ACCEL LONDON INVESTORS 2006 L.P.

By: Accel London II Associates L.P.
Its: General Partner

By:	(illegible)
Name:
Title: Attorney in Fact

Signature Page to the Investor Rights Agreement

GOLDHILL VENTURE LENDING 03, L.P.

By:
Name:
Title:

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By: Institutional Venture Management XII, LLC

Its: General Partner

By:	(illegible)
Managing Director

Address:

3000 Sand Hill Road

Building 2, Suite 250

Menlo Park, CA 94025

Facsimile: (650) 854-5762

Schedule I

Investors:

General Catalyst Group II, L.P.

GC Entrepreneurs Fund II, L.P.

General Catalyst Group III, L.P.

GC Entrepreneurs Fund III, L.P.

General Catalyst Group V, L.P.

General Catalyst Group V Supplemental, L.P.

GC Entrepreneurs Fund V, L.P.

20 University Road, Suite 450

Cambridge, MA 02138

Fax: (617) 234-7040

Attn: Joel Cutler

Sequoia Capital Growth Fund III

Sequoia Capital Growth Partners III

Sequoia Capital Growth III Principals Fund

Sequoia Capital XI

Sequoia Technology Partners XI

Sequoia Capital XI Principals Fund

3000 Sand Hill Road

Bldg 4, Suite 180

Menlo Park, CA 94025

America Online, Inc.

22000 AOL Way

Dulles, VA 20166

Attn: Deputy General Counsel

Fax: (703) 265-1105

Daniel Stephen Hafner

2347 Bronson Road

Fairfield, CT 06824

Fax: (203) 8993125

Paul English

204 Pleasant Street

Arlington, MA 02474

Fax: (781) 648-1500

Jean English

204 Pleasant Street

Arlington, MA 02474

Fax: (781) 648-1500

Greg Slyngstad

1736 W. Beaver Lake Drive SE

Sammamish, WA 98075

Fax: (425) 837-9403

Accel London II, L.P.

Accel London Investors 2006 L.P.

428 University Avenue

Palo Alto, CA 94301-1812

Fax: (650) 614-4880

Attn: Richard Zamboldi

Notices also sent to

Accel Partners

16 St. James’s Street

London SW1A 1ER

United Kingdom

Fax: +44 (0) 20 7170 1099

Attn: Jonathan Biggs

Attn: Harry Nelis

Norwest Venture Partners VII-A

Norwest Venture Partners X, LP

525 University Avenue

Palo Alto, Ca. 94301

650.321.8000

Oak Investment Partners XII, Limited Partnership

One Gorham Island

Westport, CT 06880

Attn: Iftikar A. Ahmed

Tenaya Capital V, L.P.

Tenaya Capital V V-P, L.P.

Tenaya Capital B, LP

2965 Woodside Road, Suite A

Woodside, CA 94062

Trident Capital Fund-V, L.P

Trident Capital Fund-V Affiliates Fund, L.P.

Trident Capital Fund-V Affiliates Fund (Q), L.P.

Trident Capital Fund-V Principals Fund, L.P.

Trident Capital Parallel Fund-V, C.V.

505 Hamilton Ave, Suite 200

Palo Alto, CA 94301

Gold Hill Venture Lending 03, L.P.

Two Newton Executive Park, Suite 203

Newton, MA 02462

Founders:

Daniel Stephen Hafner

2347 Bronson Road

Fairfield, CT 06824

Fax: (203) 899-3125

Paul English

204 Pleasant Street

Arlington, MA 02474

Jean English

204 Pleasant Street

Arlington, MA 02474

Paul M. English 2009 Charitable Remainder Unitrust I

c/o Paul English

204 Pleasant Street

Arlington, MA 02474

Paul M. English 2009 Charitable Remainder Unitrust II

c/o Paul English

204 Pleasant Street

Arlington, MA 02474

Exhibit A

Non-Disclosure and Developments Agreement